UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2018

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 23, 2018, at 8:00 a.m. Mountain Time, at Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, UT 84047.

Details of the business to be conducted at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Only stockholders of record at the close of business on March 29, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. On or about April 10, 2018, we are first mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to most of our stockholders instead of a printed copy of our proxy materials, including the Proxy Statement and our Annual Report for the fiscal year ended February 3, 2018. The Notice of Internet Availability contains instructions for our stockholders on how to access our proxy materials over the Internet and vote their shares. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the proxy materials free of charge on a website referred to in the Notice of Internet Availability. All stockholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail on or about April 10, 2018.

The Notice of Internet Availability of Proxy Materials also contains instructions to allow you to request printed copies of the proxy materials, including the Proxy Statement, our 2017 Annual Report and a proxy card or voting instruction form.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote on the matters presented. You may vote your proxy via the Internet or by telephone. If you request a printed copy of your proxy materials, you may also vote by mail by signing, dating, and returning your proxy card or voting instruction form in the pre-paid envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support and interest in Sportsman’s Warehouse.

Sincerely,

Jon Barker Chief Executive Officer

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
7035 SOUTH HIGH TECH DRIVE
MIDVALE, UT 84047

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2018

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Sportsman’s Warehouse Holdings, Inc. (the “Company”) will be held at Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, UT 84047, on Wednesday, May 23, 2018, at 8:00 a.m. Mountain Time. The purposes of the Annual Meeting are to:

1.Elect the directors named in the accompanying Proxy Statement to serve until the Company’s 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

3.Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Each outstanding share of the Company’s common stock entitles the holder of record at the close of business on March 29, 2018, the record date, to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shares of the Company’s common stock can be voted at the Annual Meeting in person or by valid proxy.

A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s Corporate Headquarters located at 7035 South High Tech Drive, Midvale, Utah 84047 for ten days before the Annual Meeting between 8:00 a.m. and 5:00 p.m. Mountain Time and during the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy to help ensure the presence of a quorum at the Annual Meeting. You are urged to submit your proxy or voting instructions electronically or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. If you request a printed copy of your proxy materials, you may also vote by mail by signing, dating, and returning your proxy card or voting instruction form in the pre-paid envelope provided. Voting now via proxy will not limit your right to change your vote or to attend the Annual Meeting.

By order of the Board of Directors,

Kevan P. Talbot Chief Financial Officer and Secretary

April 10, 2018

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
7035 SOUTH HIGH TECH DRIVE
MIDVALE, UT 84047

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2018

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sportsman’s Warehouse Holdings, Inc. (the “Company”) from the holders of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company to be voted at the 2018 Annual Meeting of Stockholders to be held on Wednesday,  May 23, 2018, at 8:00 a.m. Mountain Time at Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, UT 84047 (the “Annual Meeting”), and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which these proxy materials are first being sent or made available to our stockholders is April 10, 2018.

The terms “we,” “our,” “us,” “Sportsman’s Warehouse,” or the “Company” refer to Sportsman’s Warehouse Holdings, Inc. and its subsidiaries.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report on Form 10-K for the year ended February 3, 2018 (the “2017 Annual Report”) are available on the Internet at proxypush.com/spwh. These materials are also available on our corporate website at investors.sportsmanswarehouse.com.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the JOBS Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the closing of our initial public offering on April 23, 2014 (the “IPO”); (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have more than $700 million in outstanding common equity held by our non-affiliates and which is measured each year on the last day of our immediately preceding second fiscal quarter.

VOTING INFORMATION

Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing to most of stockholders our Notice of Annual Meeting, Proxy Statement and 2017 Annual Report primarily over the Internet. On or about April 10, 2018, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of printed copies of our proxy materials, which contains instructions on how stockholders can access and review the proxy materials via the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how to request, free of charge, paper copies of the proxy materials. All stockholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the following matters:

1.

Elect the directors named in Proposal 1 of this Proxy Statement to serve until the Company’s 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who may vote?

Only holders of record of our Common Stock, at the close of business on the record date, March 29, 2018 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to cast one vote for each share held by them on each matter to be voted upon. As of the Record Date, there were 42,617,757 shares of Common Stock issued and outstanding. Our Common Stock is the only class of securities of the Company authorized to vote. Under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and applicable law, a stockholder is not entitled to cumulative voting rights in the election of directors.

Who counts the votes?

Votes at the Annual Meeting will be tabulated by a representative of Equiniti Shareowner Services, who will serve as the Inspector of Elections.

Who can attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Registration and seating will begin at 7:30 a.m. Mountain Time. The use of cameras, recording devices, cell phones, and other electronic devices is strictly prohibited at the Annual Meeting. If your shares are held in “street name” (that is, through a bank, broker, or other nominee) and you want to vote in person at the Annual Meeting, you will also need to obtain a “legal proxy” from the bank, broker, or other nominee that holds your shares indicating that you were the beneficial owner of the shares on the Record Date and giving you the right to vote the shares at the Annual Meeting.

Please note that if you hold your shares in “street name”  you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting on the Record Date will constitute a quorum, permitting Sportsman’s Warehouse to conduct its business at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

What vote is required for adoption or approval of each matter to be voted on?

The vote required for approval of each proposal to be voted on at the Annual Meeting is as follows:

Proposal	Vote Required	Board’s Recommendation

Proposal 1: Election of Directors

Determined by plurality of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the  two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

“For All” the director nominees named in this Proxy Statement

Proposal 2: Ratification of the Appointment of our Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy and entitled to vote on the matter.	“For” the ratification of the appointment of KPMG LLP

What are my choices for casting my vote on each matter to be voted on?

Your choices for casting your vote on each proposal to be voted on at the Annual Meeting are as follows:

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Proposal 1: Election of Directors	“For All” or “Withhold All” the director nominees or “For All Except” one or more of the director nominees	None. Not counted as a “vote cast”	No	None. Not counted as a “vote cast”

Proposal 2: Ratification of the Appointment of our Independent Registered Public Accounting Firm	“For,” “Against,” or “Abstain”	Vote “Against” the proposal	Yes	Not Applicable

Notwithstanding the vote standard above as required by our Amended and Restated Bylaws (the “Bylaws”) the proposal to ratify the appointment of our independent registered public accounting firm is advisory only and is not binding on us. Our Audit Committee will consider the outcome of the vote on this item in considering what action, if any, should be taken in response to the vote by stockholders.

If you are a beneficial stockholder that holds your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 1 (election of directors) is considered a non-routine matter and Proposal 2 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine.

Consequently, if you hold your shares in street name through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on Proposal 1 or any other business as may properly come before the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposal 1 at the Annual Meeting and will not be counted for purposes of determining the outcome of such proposal.

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.

How do I vote and what is the deadline for voting my shares?

You can vote on a matter to come before the Annual Meeting in two ways:

•	You can attend the Annual Meeting and cast your vote in person; or
•

You can vote by proxy by following the instructions on the Notice of Internet Availability or, if you received a printed set of the proxy materials, on the proxy card or voting instruction form you received.

Written ballots will be available at the Annual Meeting if you wish to vote at the Annual Meeting. However, if your shares are held in the name of your broker, bank, or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the bank, broker, or other nominee that holds your shares indicating that you were the beneficial owner of the shares on the Record Date and giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

If you are a stockholder of record and vote by proxy, we will vote your shares according to your instructions, or if you provide no instructions, according to the recommendation of the Board.

If you choose to vote by proxy, you may do so using the Internet or telephone, or, if you request a printed copy of your proxy materials, by mail. Each of these procedures is more fully explained below. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, or other nominee who holds your shares.

Via the Internet – Stockholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability or if you receive a printed set of the proxy materials, as instructed on the proxy card or voting instruction form. You must have the control number on your proxy card or voting instruction form available when submitting your proxy over the telephone. Internet voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Central Time on May 22, 2018. If you vote via the Internet, you may incur costs such as telephone and Internet access fees for which you will be responsible. If you received a proxy card in the mail but choose to vote via the Internet, you do not need to return your proxy card.

By Telephone – The Notice of Internet Availability includes a toll-free number you can call to request printed copies of your proxy materials and instructions on voting by telephone. The printed proxy materials include a different toll-free number you can call for voting. You must have the control number on your proxy card or voting instruction form available when submitting your proxy over the telephone. Telephone voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Central Time on May 22, 2018.  If you received a proxy card in the mail but choose to vote by telephone, you do not need to return your proxy card.

By Mail – Stockholders who request and receive a printed set of the proxy materials, including a paper copy of the proxy card or voting instruction form may elect to vote by mail and should complete, sign, and date their proxy card or voting instruction form and mail it in the pre-addressed envelope that accompanies the delivery of a proxy card or voting instruction form. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you hold shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds the shares.

Can I revoke my proxy?

Yes. If you are a stockholder of record, you can revoke your proxy by:

•	Filing a written notice of revocation bearing a later date than your previously submitted proxy with our Secretary before the Annual Meeting;
•	Providing subsequent Internet or telephone voting instructions;
•	Delivering a valid proxy card bearing a later date; or
•	Voting in person at the Annual Meeting.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Who will bear the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of preparing, assembling, and mailing the Notice of Internet Availability, Proxy Statement, and other soliciting materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our issued and outstanding Common Stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our employees, who will not receive any additional compensation for any such services.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Form 8-K to be filed with the SEC and which we will make available on our website at investors.sportsmanswarehouse.com under “Financials and Filings”.

If I share an address with another stockholder and received only one copy of the proxy materials, how do I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide for a staggered, or classified, Board consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mr. Eastland and Mr. Schneider, and their terms expire at the Annual Meeting.
•	the Class II director is Mr. Toolson, and his term will expire at the annual meeting of stockholders to be held in 2019.
•	the Class III directors are Mr. Graham, Mr. Hickey and Mr. Barker, and their terms will expire at the annual meeting of stockholders to be held in 2020.

Upon the expiration of the term of a class of directors, directors for that class will be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our Board may be filled only by the affirmative vote of a majority of the directors then in office.

The Nominating and Governance Committee of the Board is responsible for reviewing and recommending to the Board from time to time the experience, qualifications, attributes, skills or other criteria desired for directors and director candidates. In considering candidates for nomination or appointment to the Board, the Board considers such factors such as whether the director candidate has relevant expertise upon which to be able to offer advice and guidance to management, has sufficient time to devote to the affairs of the Company, has demonstrated excellence in his or her field, has the ability to exercise sound business judgment and has the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting its assessment, the Board considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experiences, background and capability. In the case of incumbent directors whose terms of office are set to expire, the Board reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

All of our directors bring to the Board a wealth of executive leadership experience. Below we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our businesses and structure. The directors’ experiences, qualifications, and skills that the Board considers in their re-nominations are included in their individual biographies.

Nominees for Election as Class I Directors at the Annual Meeting

Joseph P. Schneider, 58, became a member of our Board in April 2014 in connection with our IPO. From 2000 until 2012, Mr. Schneider served as President and Chief Executive Officer of LaCrosse Footwear Inc., a publicly traded footwear company until its acquisition by ABC-Mart in August 2012. Additionally, he served on the board of directors of LaCrosse Footwear Inc. from 1999 through 2012. Between 1985 and 2000, Mr. Schneider held various other positions with LaCrosse Footwear Inc. and its subsidiary, Danner, Inc., including serving as President and Chief Executive Officer of Danner, Inc. from 1998 to 2000. Mr. Schneider received a bachelor’s degree in business administration from Northern Arizona University. We believe that Mr. Schneider’s tenure as a chief executive officer of a publicly traded company makes him a valuable advisor to our Board.

Christopher Eastland, 45, has served as a member of our Board since August 2009 and as the Chairman since September 2010. In addition to Mr. Eastland’s service on our Board, he is a partner at Seidler Equity Partners III, L.P. (“Seidler”), having joined in 2004, where he is involved in all investment activities, including the structuring, negotiating and closing of portfolio investments, and has served on the boards of numerous private companies. Prior to joining Seidler, Mr. Eastland was an attorney at O’Melveny & Myers LLP from 1999 to 2004. His practice focused principally on mergers and acquisitions and private equity investment, as well as representation of public and private companies in commercial transactions. Mr. Eastland has also served as a director of Parks! America, Inc. since 2006 and as a member of the audit committee and member of the compensation committee of Parks! America, Inc. since 2009. Mr. Eastland received a bachelor’s degree in business administration and entrepreneurial studies from the University of Southern California and a Juris Doctor degree from the University of Southern California and is a member of the State Bar of California. We believe that Mr. Eastland’s experience of more than 15 years at Seidler overseeing investments in its portfolio companies, his experience of serving on the board of directors of Parks! America Inc. and his prior experience as an attorney representing public and private corporations will enable him to provide useful insight to our Board.

Continuing Directors

Kay L. Toolson, 74, became a member of our Board in April 2014 in connection with our IPO. Mr. Toolson is currently a retired executive and private commercial real estate investor and lender. From 1986 to 2009, Mr. Toolson served as Chief Executive Officer of Monaco Coach Corporation, a publicly traded company that manufactured recreational vehicles. Mr. Toolson also served as chairman of the board of directors of Monaco Coach Corporation between 1993 and 2009 and as President from 1986 to 1995. From 2006 until its acquisition in December 2013, Mr. Toolson served on the board of directors of Paragon Medical, Inc., a manufacturer of surgical instruments and implant components. Mr. Toolson received a bachelor’s degree in business administration and an M.B.A. from Utah State University. We believe that Mr. Toolson’s experience as an executive officer and director of public and private corporations will enable him to provide useful insight to our Board.

Kent V. Graham, 74, has served as a member of our Board since April 2014. Mr. Graham is currently a retired attorney and private investor. From 1969 until his retirement in 2005, Mr. Graham was an attorney at O’Melveny & Myers LLP, where he served as a partner beginning in 1977 and co-chaired the firm’s Governance and Compliance Group from 2003 to 2005. His practice focused principally on corporate transactions, including corporate finance, mergers and acquisitions and advising corporations on the duties and responsibilities of directors and shareholder rights. Between 1995 and 2008, Mr. Graham served on the board of directors and as chairman of the Audit Committee of ImagePoint, Inc., a privately held illuminated outdoor sign manufacturer. Since 1995, Mr. Graham has served as President, Founder and Director of The Achievable Foundation, a nonprofit corporation serving low-income, developmentally disabled persons. Mr. Graham received a bachelor’s degree in psychology from the University of California, Los Angeles and a Juris Doctor degree from Loyola Law School, Los Angeles. We believe that Mr. Graham’s experience as an attorney representing public and private corporations, as well as his experience as to corporate governance matters, will enable him to provide useful insight to our Board.

Gregory P. Hickey, 67, has served as a member of our Board since April 2014. From 1973 until his retirement in 2010, Mr. Hickey was an accountant at PricewaterhouseCoopers LLP, serving as a partner since 1983. Mr. Hickey held various positions during his time at PricewaterhouseCoopers LLP, including serving as partner-in-charge of the Los Angeles tax practice, as the tax leader of the West Region and as the tax engagement partner for numerous publicly traded consumer products companies. Additionally, between 1985 and 2006, Mr. Hickey was a professor in the Masters of Taxation program at the University of Southern California. Mr. Hickey also served as President and a member of the board of directors of the Southern California Tennis Association. Mr. Hickey received a bachelor’s degree in accounting from the University of Southern California. We believe that Mr. Hickey’s extensive accounting expertise and his experience advising public companies on tax and accounting matters adds valuable experience to our Board of Directors.

Jon Barker, 50, has served as our Chief Executive Officer and member of our Board since March 13, 2018. Mr. Barker has served as our President and Chief Operating Officer since March 17, 2017, and previously serves as our Chief Operating Officer from March 17, 2017 to March 13, 2018. Prior to joining us, Mr. Barker served as VP Global Officer for Wal-Mart Stores, Inc. where he served in the dual roles of President and CEO of Hayneedle.com, a leading online home furnishings retailer, since 2013, and effective January 2017 as group leader for the Home and Outdoor furnishings categories for U.S. ecommerce across Walmart.com, Jet.com and Hayneedle.com. From 2008 to 2013, Mr. Barker was Chief Operating Officer of Hayneedle.com. Prior to Walmart, Mr. Barker served as Senior

Vice President of Distribution-Logistics at Cornerstone Brands from 1999 to 2008, which is comprised of home and lifestyle brands including Frontgate, Ballard Designs, Garnet Hill, Grandin Road, and Improvements. Mr. Barker brings his knowledge of the day-to-day operations of our Company to the Board of Directors, providing valuable insight to the Board of Directors as it oversees our operations, growth and finances.  We also believe his prior experience in retail and online marketing will provide useful knowledge to our Board.

Other Matters Concerning Executive Officers and Directors

Mr. Talbot was appointed as our Chief Financial Officer in June 2009 after we voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Court in March 2009 but prior to the final approval of our reorganization plan in August 2009. No other executive officer or director listed above served in such a capacity for us prior to our emergence from protection under Chapter 11 of the United States Bankruptcy Code.

Additionally, Mr. Toolson was serving as the Chief Executive Officer for Monaco Coach Corporation when it voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Court in March 2009. In June 2009, Monaco Coach Corporation converted its Chapter 11 filing to a Chapter 7 case and sold its core assets to Navistar International Corp.

Nominees for Election

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Eastland and Mr. Schneider for election to the Board to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified. These individuals are currently Class I directors of the Company.

The nominees for election have consented to be named in this Proxy Statement and to serve as directors if elected. If and of the nominees are unable to serve or for good reason will not serve as directors (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless the Board chooses to reduce the number of directors serving on the Board.

Vote Required for Election of Directors

Directors are elected if they receive a plurality of the votes cast on the election of directors at the Annual Meeting. Accordingly, the  two nominees receiving the largest number of votes cast will be elected. Broker non-votes and abstentions have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines which direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available on our website at investors.sportsmanswarehouse.com.

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board, each of its committees and each director in order to assess the overall effectiveness of the Board and its committees, director performance and Board dynamics. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Director Independence

Our Board has determined that each of Messrs. Graham, Hickey, Schneider and Toolson qualifies as an “independent director” under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). Mr. Barker does not qualify as an independent director because he is employed as our President and Chief Executive Officer, and Mr. Eastland does not qualify as an independent director because of his employment with Seidler, our prior controlling stockholder. In addition, our Board previously determined that Mr. Schaefer, who resigned from the Board and as our Chief Executive Officer effective March 13, 2018, was not independent under the applicable rules of Nasdaq during his service on the Board as a result of his position as our Chief Executive Officer. In making its independence determinations, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Meetings and Attendance

During fiscal year 2017, our Board held nine meetings, the Audit Committee held four meetings, the Compensation Committee held six meetings and the Nominating and Governance Committee held six meetings. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during fiscal year 2017. In addition, the independent directors meet regularly in executive session without the presence of management.

It is the Board’s policy to encourage directors to attend the annual meeting of stockholders, either in person or telephonically. Our Board expects each director to attend the Annual Meeting. All of our then-current directors attended last year’s annual meeting of stockholders.

Board Leadership and Structure

Our Corporate Governance Guidelines provide that the Board will exercise its discretion in combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, based on the Board’s judgment of the best interests of the Company and its stockholders from time to time. Whenever the Chairman of our Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director” under the Nasdaq rules, the independent directors will appoint from among themselves a lead independent director of the Board. The lead independent director is elected annually by, and may be replaced or removed from such position by the majority vote of the independent directors.

Currently, the Chairman of our Board is Mr. Eastland, who is not an independent director. Mr. Toolson serves as our lead independent director. The lead independent director’s roles and responsibilities include: presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and calling meetings of the independent directors when necessary or appropriate; serving as liaison between the Chairman and the independent directors; developing the agenda for executive sessions involving only the independent directors; approving, in consultation with the Chairman, agendas for Board meetings and information sent to the Board; approving, in consultation with the Chairman, an appropriate schedule for Board and committee meetings; recommending to the Board, in concert with the chairpersons of the respective Board committees, the retention of outside advisors and consultants; and being available for consultation and direct communication if requested by major stockholders. The Board believes that its leadership structure is appropriate because this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations. The Board also believes that having a non-employee director serve as Chairman of the Board ensures a greater role for the non-employee directors in the oversight of the Company and active participation of the non-employee directors in establishing Board priorities and procedures. In addition, having the lead independent director involved in setting agendas and acting as a liaison between the Chairman and the independent directors provides the appropriate balance between strategy development and independent oversight of management.

Board’s Role in Risk Oversight

One of the principal functions of our Board is to provide oversight concerning the assessment and management of risk related to our business. The Board is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to the Company relating to such matters.

The Board has delegated oversight for specific areas of risk exposure to committees of the Board as follows:

1.

The Audit Committee is responsible for discussing the Company’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as the Company’s plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls. In addition, the Audit Committee reviews all related party transactions, including the risks relating to those transactions impacting the Company.

2.	The Compensation Committee reviews the Company’s incentive compensation arrangements to help ensure that they do not encourage unnecessary risk-taking.
3.	The Nominating and Governance Committee reviews corporate governance-related risks impacting the Company.

At each regular meeting of our Board, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Upon the request of the committees, our Chief Executive Officer and Chief Financial Officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. Also, at least annually the Board receives an update relating to cyber security risks the Company faces and the steps that the Company has taken in order to address these risks. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume unnecessary or excessive risks that could have a material adverse effect on the Company.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has incorporated prohibitions on various hedging activities within its insider trading policy, which policy applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The policy also prohibits pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. All committee members, are independent directors and meet the independence requirements under Nasdaq for the applicable committee on which they serve. In addition, each member of the Audit Committee also meets the independence requirements under Rule 10A-3 of the Exchange Act, and satisfies the additional financial literacy requirements of the Nasdaq rules. The charters of these committees are available on our website at investors.sportsmanswareshouse.com. Pursuant to Board policy, all directors receive notice of, and an invitation to, all committee meetings.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Christopher Eastland
Gregory P. Hickey	Chairman		X
Jon Barker
Joseph P. Schneider	X	X	Chairman
Kay L. Toolson	X	X
Kent V. Graham		Chairman	X

Audit Committee

Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	approving related party transactions.

Our Board has determined that Mr. Hickey qualifies as an “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

•

reviewing and approving the compensation of our executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, employment agreements, and severance and change-in-control arrangements;

•	reviewing succession planning for our Chief Executive Officer and management;

•	administering and determining any award grants under our equity incentive plan;

•	recommending to the Board the compensation of our directors;

•	preparing any compensation committee report required by the SEC to be included in our annual proxy statement; and

•	periodically reviewing risks related to our compensation policies and practices.

The Compensation Committee has the power to appoint, from among its members, subcommittees, each of which may have (as determined by the Compensation Committee) the full power of the Compensation Committee; provided, however, that the Compensation Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee may consider, among other things, the recommendations of the Chief Executive Officer and other officers.

In August 2017, our Compensation Committee engaged the services of Frederic W. Cook & Co. ("FW Cook"), a compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executives and directors and how our compensation practices compare to the compensation practices of other selected companies. FW Cook reports directly to the Compensation Committee. FW Cook does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee believes that FW Cook does not have any conflicts of interest in advising the Compensation Committee under applicable SEC rules or Nasdaq listing standards. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the committee.

Nominating and Governance Committee

Our Nominating and Governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	reviewing developments in corporate governance practices and developing and recommending corporate governance guidelines to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each Board committee of our Board.

Report of the Audit Committee

The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting process, audit process and internal controls. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for fiscal year 2017, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standards No. 1301,  Communication with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC, and (ii) appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2018. This report is provided by the following directors, who constitute the Audit Committee:

Gregory P. Hickey (Chairman)

Joseph P. Schneider

Kay L. Toolson

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Director Nominations by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner and using the same criteria as used for any other director candidate. To be properly communicated, stockholders desiring to recommend candidates for consideration by the Nominating and Governance Committee and the Board should submit their recommendation in writing to the attention of the Secretary, Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, Utah, 84047, no later than the January 1st prior to the next annual meeting of stockholders, together with all information about the stockholder and the candidate that would be required pursuant to Section 2.15 of our Bylaws if the stockholder was nominating the candidate for election to the Board. The Nominating and Governance Committee may request additional information concerning such director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board. For a discussion of the factors and other criteria the Nominating and Governance Committee and Board will consider when evaluating a director candidate, see “Proposal 1 - Election of Directors”.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 2.15 of our Bylaws, and as described further under “Proposals of Stockholders and Director Nominations for 2019 Annual Meeting.”

Communications with the Board of Directors

Individuals may contact our entire Board, an individual director, the independent directors as group, any Board committee or any Chairperson of any Board committee by sending a written communication to the Board, the individual director, the independent directors as a group, any Board Committee or any Chairperson of any Board Committee in care of:

Secretary

Sportsman’s Warehouse Holdings, Inc.

7035 South High Tech Drive

Midvale, Utah, 84047

Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should be addressed to the Board, any such individual director, the independent directors as a group, Board committee or Chairperson of any Board committee by either name or title. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the directors. Junk mail, job inquiries, business solicitations, or hostile communications will not be presented.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics applicable to our employees, directors, and officers. This Code of Conduct and Ethics is applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code is available on the Company’s website at investors.sportsmanswarehouse.com. To the extent required by rules adopted by the SEC and NASDAQ, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors on our website at investors.sportsmanswarehouse.com.

EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth certain information regarding our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Jon Barker	50	Chief Executive Officer, President and Director
Kevan P. Talbot	47	Chief Financial Officer and Secretary

See “Proposal 1 – Election of Directors - Continuing Directors” for information concerning the business experience of Mr. Barker. Information concerning the business experience of our other executive officer is set forth below.

Kevan P. Talbot, 47, has served as our Chief Financial Officer since June 2009 and as our Secretary since December 2013. Mr. Talbot joined us as our Controller in June 2002 and also served as our Vice President of Finance from November 2005 to June 2009. Prior to joining us, Mr. Talbot served as an audit and business advisory manager at Arthur Andersen LLP. Mr. Talbot also currently serves as Treasurer and Secretary of Utah Wildlife in Need, a non-profit foundation whose mission is to help Utah’s native wildlife. He has served in this capacity since 2008. Mr. Talbot is a certified public accountant and holds a Bachelor of Science degree and a Master of Accountancy degree from Brigham Young University.

There are no family relationships between or among any of our executive officers or directors.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2017 and 2016

The following table presents information regarding compensation of Messrs. Barker,  Talbot, and Schaefer, our only executive officers during fiscal year 2017, for services rendered during fiscal years 2017 and 2016. These individuals are referred to in this Proxy Statement as our “named executive officers.”

Name and Principal Positions(s)	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jon Barker	2017	284,038	45,000	700,000(1)	—	—	—	—	1,029,038
President and Chief Executive Officer	2016	—	—	—	—	—	—	—	—
Kevan P. Talbot	2017	325,000	—	277,500(1)	—	—	—	6,436	608,936
Chief Financial Officer and Secretary	2016	325,000	—	305,151(1)	—	189,583	—	7,669	827,403
John V. Schaefer (5) Former Chief	2017	926,100	—	832,500 (1)	—	—	—	7,592	1,766,192
Executive Officer and Director	2016	882,000	—	1,543,500 (1)	—	1,029,000	—	21,906	3,476,406

____________________

(1)For Mr. Barker, this amount consists of restricted stock units awarded in fiscal year 2017 subject to time-based vesting requirements (“time-based restricted stock units”) with a grant date fair value of $700,000. This value has been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements and in accordance with FASB ASC Topic 718 and reflects the number of shares of our Common Stock subject to the restricted stock units awarded to the named executive officer multiplied by the

$4.62 closing price of a share of our Common Stock on the April 16, 2017 date of grant of the award.  For Mr. Talbot, the fiscal year 2017 amount consists of time-based restricted stock units awarded in fiscal year 2017 with a grant date fair value of $277,500, and the fiscal year 2016 amount consists of time-based restricted stock awarded in fiscal year 2016 with a grant date fair value of $244,125 and restricted stock subject to both time- and performance-based vesting requirements awarded in fiscal year 2016 with a grant date fair value of $61,026. For Mr. Schaefer, the fiscal year 2017 amount consists of time-based restricted stock units awarded in fiscal year 2017 with a grant date fair value of $832,500, and the fiscal year 2016 amount consists of time-based restricted stock awarded in fiscal year 2016 with a grant date fair value of $882,000 and restricted stock subject to both time- and performance-based vesting requirements awarded in fiscal year 2016 with a grant date fair value of $661,500. The stock award values for Messrs. Talbot and Schaefer have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements and in accordance with FASB ASC Topic 718 and reflect, as to the fiscal year 2016 awards, the number of shares of our Common Stock subject to the restricted stock awarded to the named executive officer multiplied by the $11.25 closing price of a share of our Common Stock on the April 16, 2016 date of grant of the awards and, as to the fiscal year 2017 awards, the $5.55 closing price of a share of our Common Stock on the May 24, 2017 grant date of the awards.

(2)The amounts reported in the “Non-Equity Incentive Plan Compensation” column of the table above for fiscal year 2017 and 2016 is composed of target-level bonuses that were paid to Messrs. Barker, Talbot and Schaefer, respectively, based on the Compensation Committee’s assessment of: (i) the Company’s above-target fiscal year 2017 and 2016 performance relative to its pre-established adjusted diluted earnings per share (“EPS”) goal; and (ii) the named executive officer’s individual performance during fiscal year 2017 and 2016. The annual bonuses were recommended and approved by the Compensation Committee.

(3)The amounts reported in the “All Other Compensation” column of the table above for fiscal year 2017 include the following: for Mr. Talbot, (i) $2,555 for use of a company-owned automobile and (ii) $3,881 of aggregate matching contributions under our 401(k) plan; and for Mr. Schaefer, (i) $4,171 for travel and commuting expenses, (ii) $396 for use of a company-owned automobile, and (iii) $3,025 for life insurance premiums. The amounts reported in the “All Other Compensation” column of the table above for fiscal year 2016 include the following: for Mr. Talbot, (i) $3,189 for use of a company-owned automobile and (ii) $4,480 of aggregate matching contributions under our 401(k) plan; and for Mr. Schaefer, (i) $17,871 for travel and commuting expenses, (ii) $1,050 for use of a company-owned automobile, and (iii) $3,025 for life insurance premiums.

(4)Mr. Barker became our President and Chief Executive Officer and a member of the Board on March 13, 2018. Mr. Barker served as our President and Chief Operating Officer prior to that since joining the Company on March 31, 2017.

(5)Mr. Schaefer retired as our Chief Executive Officer and as a member of the Board on March 13, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of February 3, 2018, including the vesting dates for the portions of these awards that had not vested as of that date.

Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		(#)	($) (1)
(a)	(b)	(h)	(i)

Jon Barker	4/16/2017	151,515(2)	743,939
Kevan P. Talbot	4/16/2016	14,467(3)	71,033
	4/16/2016	3,617(4)	17,759
	5/24/2017	50,000(5)	245,500
John V. Schaefer	4/16/2016	52,267 (3)	256,631
	4/16/2016	39,200 (4)	192,472
	5/24/2017	150,000 (2)	736,500

____________________

(1)The dollar amounts shown in column (i) of the table above are determined by multiplying the number of shares or units reported in column (h) of the table above by $4.91, the closing price of our Common Stock on February 2, 2018, the last trading day of fiscal year 2017.

(2)The unvested portion of this restricted stock unit award is scheduled to vest in three annual installments on April 16, 2018, April 16, 2019, and April 16, 2020, subject to continued employment or service. In connection with Mr. Schaefer’s retirement on March 13, 2018, such unvested portion of his restricted stock unit award was accelerated as described under “- Potential Payments Upon Termination or Change in Control” below.

(3)The unvested portion of this restricted stock award is scheduled to vest in two annual installments on April 16, 2018, and April 16, 2019, subject to continued employment or service. In connection with Mr. Schaefer’s retirement on March 13, 2018, such unvested portion of his restricted stock award was accelerated as described under “- Potential Payments Upon Termination or Change in Control” below.

(4)Represents the number of shares subject to the named executive officer’s fiscal year 2016 performance-based restricted stock award that is eligible to vest after giving effect to the performance-based vesting conditions for fiscal year 2016.  The unvested portion of this award is scheduled to vest in two annual installments on April 16, 2018, and April 16, 2019, subject to continued employment or service. In connection with Mr. Schaefer’s retirement on March 13, 2018, such unvested portion of his restricted stock award was accelerated as described under “- Potential Payments Upon Termination or Change in Control” below.

The awards set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above were granted to Messrs. Barker, Talbot and Schaefer under the terms of our 2013 Performance Incentive Plan, which is described below under “—Equity Incentive Plan.” The awards granted to Mr. Barker on April 16, 2017 and to Messrs. Talbot and Schaefer on May 24, 2017, are restricted stock unit awards. Each restricted stock unit represents a contractual right to receive one share of our Common Stock if the applicable time-based vesting requirements, outlined in footnotes (2) to the table above, are satisfied. Messrs. Barker, Talbot and Schaefer do not have the right to vote or dispose of the restricted stock units, but, in the event we pay dividends with respect to our Common Stock, Messrs. Barker, Talbot and Schaefer would be credited with additional restricted stock units as dividend equivalents that are subject to the same vesting and payment terms as the underlying stock units. Messrs. Talbot and Schaefer do not have the right to dispose of the restricted shares of our Common Stock awarded to them in fiscal year 2016 prior to the vesting of these shares.  The time-based vesting requirements applicable to these awards are outlined in footnotes (3) and (4) to the table above. The unvested portions of the restricted stock and restricted stock unit awards are subject to accelerated vesting in certain circumstances as discussed below.

Employment Agreements with Our Named Executive Officers

The following describes the material terms of the employment agreements that we have entered with Messrs. Barker, Talbot, and Schaefer.

Employment Agreement with Jon Barker

Term. On March 31, 2017, we entered into an employment agreement with Mr. Barker, our President and Chief Executive Officer. The employment agreement has an initial term that commenced on March 31, 2017 and continues until January 30, 2021, subject to extension by agreement between us and Mr. Barker. Mr. Barker’s employment with us is on an at-will basis, terminable by us or by Mr. Barker at any time (subject to certain notice requirements of the employment agreement) and for any reason, subject to the post-termination of employment benefits discussed below under the heading “—Potential Payments Upon a Termination or Change of Control.”

Base salary. Mr. Barker’s employment agreement provides for an annual base salary of $350,000. The employment agreement provides that our Compensation Committee will review Mr. Barker’s base salary on an annual basis and has discretion to increase (but not decrease) his base salary level. The employment agreement also provides that, in the event our Compensation Committee determines that we have met our annual budget (as approved by our Compensation Committee) for a fiscal year, Mr. Barker’s annual base salary will be increased by an amount determined by our Compensation Committee that is no less than 5% of Mr. Barker’s then-current annual base salary.

Annual bonus. During the term of the employment agreement, Mr. Barker is eligible to receive an annual performance bonus, payable in cash, for each fiscal year during the term of the employment agreement. Mr. Barker’s target bonus for a fiscal year is equal to 75% of his base salary for that year, with the actual amount of his bonus for the year determined by our Compensation Committee. Mr. Barker’s actual bonus amount is determined by the results of our adjusted fully-diluted EPS with the bonus being calculated based on an approved framework approved by our Compensation Committee.

Other compensation. The employment agreement also provides for Mr. Barker to participate in our employee benefit plans for senior executives generally, reimbursement of business expenses, reimbursement of certain housing expenses and certain specific other benefits.

Provisions of Mr. Barker’s employment agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Employment Agreement with Kevan P. Talbot

Term.  On January 21, 2014, we entered into an employment agreement with Mr. Talbot, our Chief Financial Officer and Secretary. The employment agreement had an initial term that commenced on January 21, 2014 and was originally scheduled to end on January 31, 2017, subject to extension. On December 6, 2016, the term of the employment agreement was extended to February 2, 2019, subject to further extension by mutual agreement between us and Mr. Talbot. Mr. Talbot’s employment with us is on an at-will basis, terminable by us or by Mr. Talbot at any time (subject to certain notice requirements of the employment agreement) and for any reason, subject to the post-termination of employment benefits discussed below under the heading “—Potential Payments Upon a Termination or Change of Control.”

Base salary. Mr. Talbot’s employment agreement provides for an annual base salary of $300,000. The employment agreement provides that our Compensation Committee will review Mr. Talbot’s base salary on an annual basis, and has discretion to increase (but not decrease) his base salary level. Mr. Talbot’s annual base salary was increased to $325,000, effective as of January 31, 2016.

Annual bonus. During the term of the employment agreement, Mr. Talbot is eligible to receive an annual performance bonus, payable in cash, for each fiscal year during the term of the employment agreement. Mr. Talbot’s target bonus for each fiscal year during the term of the employment agreement is equal to 50% of his base salary for the applicable year, with the actual amount of his bonus for any year to be determined by our Compensation Committee.

Equity awards. The employment agreement provides that Mr. Talbot will be considered for an equity award under our 2013 Performance Incentive Plan, the terms and conditions of which will be established by our Board (or a committee thereof) in its sole discretion.

Other compensation. The employment agreement also provides for Mr. Talbot to participate in our employee benefit plans for executives generally, reimbursement of business expenses and the reasonable use of a company-owned automobile for business purposes.

Provisions of Mr. Talbot’s employment agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Employment and Retirement Agreements with John Schaefer

Term. On December 10, 2013, we entered into an employment agreement with Mr. Schaefer, our former Chief Executive Officer. The employment agreement had an initial term that commenced on December 10, 2013 and continued until February 2, 2019, subject to extension by mutual agreement between us and Mr. Schaefer. Mr. Schaefer’s employment with us was on an at-will basis, terminable by us or by Mr. Schaefer at any time (subject to certain notice requirements of the employment agreement) and for any reason, subject to the post-termination of employment benefits discussed below under the heading “—Potential Payments Upon a Termination or Change of Control.”

Base salary. Mr. Schaefer’s employment agreement provided for an annual base salary of $800,000. The employment agreement provided that our Compensation Committee would review Mr. Schaefer’s base salary on an annual basis, and had discretion to increase (but not decrease) his base salary level. The employment agreement also provided that, in the event our Compensation Committee determined that we had met our annual budget (as approved by our Compensation Committee) for a fiscal year, Mr. Schaefer’s annual base salary would be increased by an amount determined by our Compensation Committee that was no less than 5% of Mr. Schaefer’s then-current annual base salary. Our Compensation Committee determined that the Company’s fiscal year 2017 and fiscal year 2016 approved framework was met, and, as a result, Mr. Schaefer’s annual base salary was increased by 5% to $926,100, effective as of January 29, 2017, and $882,000, effective as of January 31, 2016.

Annual bonus. During the term of the employment agreement, Mr. Schaefer was eligible to receive an annual performance bonus, payable in cash, for each fiscal year during the term of the employment agreement. Mr. Schaefer’s target bonus for a fiscal year was equal to 100% of his base salary for that year, with the actual amount of his bonus for the year determined by our Compensation Committee. Beginning in fiscal year 2014, Mr. Schaefer’s actual bonus amount was determined by the results of our adjusted fully-diluted EPS with the bonus being calculated based on an approved framework approved by our Compensation Committee.

Other compensation. The employment agreement also provided for Mr. Schaefer to participate in our employee benefit plans for senior executives generally, reimbursement of business expenses, reimbursement of certain housing expenses and certain specific other benefits.

Provisions of Mr. Schaefer’s employment agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Retirement Agreement.    The Company entered into a retirement agreement with Mr. Schaefer (the “Retirement Agreement”) on March 13, 2018 in connection with Mr. Schaefer’s retirement as our Chief Executive Officer and as a member of the Board. The Retirement Agreement provides that the Company will pay Mr. Schafer a retirement benefit equal to his monthly base salary ($81,034) for a period of 18 months following his retirement date, Mr. Schaefer will receive a pro-rated target bonus for fiscal year 2018 in an amount equal to $101,498, and the Company will pay or reimburse Mr. Schaefer for his premiums to continue healthcare coverage under COBRA for a period of 18 months. The Retirement Agreement provided that the equity awards granted to Mr. Schaefer, to the extent that the awards were outstanding and unvested on March 13, 2018, accelerated and became vested on that date.

Equity Incentive Plan

We maintain the 2013 Performance Incentive Plan, or the 2013 Plan, to provide an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Our stockholders approved this plan in November 2013. Employees, officers, directors and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the 2013 Plan.

Our Compensation Committee (or, with respect to awards for our non-employee directors (as defined below), the Board), administers the 2013 Plan. The administrator of the plan has broad authority to:

•	select participants and determine the types of awards that they are to receive;
•

determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate, any or all outstanding awards, subject to any required consents;
•	construe and interpret the terms of the 2013 Plan and any agreements relating to the plan;
•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;
•	subject to the other provisions of the 2013 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and
•

allow the purchase price of an award or shares of our stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously owned shares of our stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third-party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

A total of 2,697,800 shares of our Common Stock are authorized for issuance with respect to awards granted under the 2013 Plan. Except as provided in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest or for any other reason are not paid or delivered under the 2013 Plan will again be available for subsequent awards under the 2013 Plan. Shares that are exchanged by a participant or withheld by us to pay the exercise price of an award granted under the plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2013 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2013 Plan. As of March 29, 2018, a total of 579,254 shares of our Common Stock were subject to restricted stock and restricted stock unit awards outstanding awards under the 2013 Plan, and 1,392,082 shares of our Common Stock were then available for new award grants under the 2013 Plan.

The following other limits are also contained in the 2013 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 2,697,800 shares.
•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 861,000 shares.

Awards under the 2013 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units and other forms of awards including cash awards. Awards under the 2013 Plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of the Common Stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our Common Stock, or 110% of fair market value of our Common Stock or incentive stock option grants to any 10% owner of our Common Stock, on the date of grant. These and other awards may also be issued solely or in part for services. Awards are generally paid in shares of our stock or may be paid in cash. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

As is customary in incentive plans of this nature, the number and type of shares available under the 2013 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, conversions, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2013 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2013 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of our assets, all awards then-outstanding under the 2013 Plan will generally be assumed or continued, or they will be terminated, in connection with the transaction. If the awards are to be terminated in the transaction (and not assumed or continued) they will generally become fully vested. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2013 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our Board may amend or terminate the 2013 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. Our Board and Compensation Committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The 2013 Plan will terminate on November 17, 2023. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated. The maximum term of options, stock appreciation rights and other rights to acquire stock under the plan is ten years after the initial date of the award.

Employee Stock Purchase Plan

In April 2015, our Board adopted the Sportsman’s Warehouse Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, shares of our Common Stock are available for purchase by eligible employees who elect to participate in the ESPP.  Our Board believes that the ESPP helps the Company retain and motivate eligible employees and help further align the interests of eligible employees with those of the Company’s stockholders.

Our Board, or one or more committees appointed by the Board or another committee (within delegated authority), administers the ESPP.  The administrator has full power and discretion to adopt, amend or rescind any rules or regulations for carrying out the ESPP and to construe and interpret the ESPP.

The ESPP generally operates in successive six-month periods referred to as “Offering Periods,” provided that the plan administrator may provide in advance that a particular Offering Period will be of a different duration and/or will consist of one or more “purchase periods.”  However, an Offering Period may not be shorter than three months and may not be longer than 27 months.  The first Offering Period under the ESPP commenced January 1, 2016.

On the first day of each Offering Period (referred to as the “Grant Date”), each eligible employee who has timely elected to participate in the ESPP for that Offering Period will be granted an option to purchase shares of our Common Stock.  A participant must designate in his or her election the percentage of his or her compensation to be withheld from his or her pay during that Offering Period for the purchase of stock under the ESPP.  The participant’s contributions under the ESPP will be credited to a bookkeeping account in his or her name.  Subject to certain limits, a participant generally may elect to terminate (but may not otherwise increase or decrease) his or her contributions to the ESPP during an Offering Period.  A participant generally may elect to increase, decrease or terminate his or her contributions to the ESPP effective with the first Offering Period that commences after the election is received.  Amounts contributed to the ESPP are subject to certain limits set forth in the ESPP (including, without limitation, a $25,000 limit on the value of stock that can be purchased by any one employee under the ESPP in any one year, as this limit is applied under the Code and generally determined based on the value of the stock at the start of the Offering Period in which it is purchased) and constitute general corporate assets of the Company and may be used for any corporate purpose.

Each option granted under the ESPP will automatically be exercised on the last day of the Offering Period with respect to which it was granted (referred to as the “Purchase Date”).  The number of shares acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s ESPP account balance as of the applicable Purchase Date by the “Option Price” for that Offering Period.  The determination of the Option Price for an Offering Period may be changed from time to time, except that in no event may the Option Price for an Offering Period be lower than the lesser of (i) 85% of the fair market value of a share of our Common Stock on the applicable Grant Date, or (ii) 85% of the fair market value of a share of our Common Stock on the applicable Purchase Date.  A participant’s ESPP account will be reduced upon exercise of his or her option by the amount used to pay the Option Price of the shares acquired by the participant.

To be eligible to participate in an Offering Period, on the Grant Date of that period an individual must, unless otherwise provided by the ESPP administrator, be customarily employed by us or one of our participating subsidiaries for more than 20 hours per week and for more than five months per calendar year.

A total of 800,000 shares of our Common Stock are authorized for issuance under the ESPP, of which, as of March 29, 2018 148,544 shares have been issued.

As is customary in stock incentive plans of this nature, the number and kind of shares available under the ESPP, as well as ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to our stockholders.

Our Board generally may amend or terminate the ESPP at any time and in any manner, provided that the then-existing rights of participants are not materially and adversely affected thereby.  Stockholder approval for an amendment to the ESPP will only be required to the extent necessary to meet the requirements of Section 423 of the Code or to the extent otherwise required by law or applicable stock exchange rules.  The ESPP administrator also may, from time to time, without stockholder approval and without limiting the Board’s amendment authority, designate those subsidiaries of the Company whose employees may participate in the ESPP and, subject only to certain limitations under the Code, change the ESPP’s eligibility rules. Our Board and the Compensation Committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

No new Offering Periods will commence under the ESPP on or after March 31, 2025, unless our Board terminates the ESPP earlier.  The ESPP will also terminate earlier if all of the shares authorized under the ESPP have been purchased.

Defined Contribution Plan

As part of our overall compensation program, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer up to 50% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. We also provide matching contributions of up to 25% of the first 6% of eligible compensation deferred by each of our 401(k) plan participants, with a maximum matching contribution of 1.5% of eligible compensation per participant per plan year. Our employees are allowed to participate in the 401(k) on the first day of the month following 90 days of employment, and 401(k) plan participants are eligible to receive employer matching contributions after one year of continuous service. Participants are always vested in their personal contributions to the 401(k) plan, and company-matching contributions under the plan vest at a rate of 20% per year of service.

Except as described above in this Proxy Statement with respect to our 401(k) plan, we do not currently maintain any additional retirement plans, tax-qualified or nonqualified, for our executives or other employees.

Perquisites

As part of our overall compensation program, we provide our named executive officers with certain perquisite benefits, including certain use of a company-provided automobile and reimbursement for certain travel and commuting expenses. We did not provide our named executive officers with a tax gross-up benefit in fiscal year 2016 or fiscal year 2017. The amounts of the perquisites provided to our named executive officers for fiscal year 2017 are set forth in footnote (2) to the “Summary Compensation Table for Fiscal Years 2017 and 2016” above.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment and/or a change of control of us under the circumstances described below.

Jon Barker

Mr. Barker’s employment agreement, which was entered into on March 31, 2017 and is described under the heading “—Employment Agreements with Our Named Executive Officers,” provides for certain benefits to be paid to him in connection with a termination of his employment with us under the following circumstances:

Termination of employment for death, incapacity or gross misconduct or without good reason.  In the event that Mr. Barker’s employment is terminated during his employment term due to his death or incapacity or for gross misconduct, or by Mr. Barker without good reason (as such terms are defined in his employment agreement), Mr. Barker will be entitled to receive his base salary and paid personal time off accrued through the date of termination and payment of any unreimbursed business expenses (the “accrued obligations”). Mr. Barker’s equity-based awards will generally become fully vested, to the extent then outstanding and not otherwise vested, should his employment terminate due to his death or incapacity.

Termination of employment without gross misconduct or with good reason. In the event that Mr. Barker’s employment is terminated during his employment term without gross misconduct or by Mr. Barker with good reason, Mr. Barker will be entitled to the following benefits: (1) the accrued obligations; (2) continued payment of his base salary (at the rate in effect on the termination date) through the date that is 18 months following the termination date; (3) a pro-rata portion of his target bonus for the year of termination; (4) continued company-paid COBRA benefits through the date that is 18 months following the termination date (or, if earlier, the date of his death, the date he becomes eligible for coverage under a future employer’s plan and the date we cease to offer group medical coverage to active executive employees or we are otherwise under no obligation to offer COBRA continuation coverage to Mr. Barker); and (5) in the event that Mr. Barker is required to relocate his personal residence to be more proximate to our headquarters during his employment term and, during the 24-month period following his termination of employment, he chooses to sell such personal residence that is then-located near our headquarters and to relocate to another area in the continental United States, he will be entitled to payment of certain moving and other expenses incurred in connection with such sale and relocation. In addition, Mr. Barker’s equity-based awards will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment. The severance benefits described above are contingent upon Mr. Barker’s continued compliance with the restrictive covenants in his employment agreement and upon Mr. Barker providing a general release of claims.

Restrictive covenants. Pursuant to Mr. Barker’s employment agreement, Mr. Barker has agreed not to disclose any of our confidential information or to publicly disparage us at any time during or after his employment with us. In addition, Mr. Barker has agreed that, for a period of one year following a termination of his employment with us, he will not engage in certain competitive activities with us and, for a period of three years following a termination of his employment with us, he will not solicit our employees or customers.

Kevan P. Talbot

Mr. Talbot’s employment agreement, which was entered into on January 21, 2014 and is described under the heading “—Employment Agreements with Our Named Executive Officers,” provides for certain benefits to be paid to him in connection with a termination of his employment with us under the following circumstances:

Termination of employment for death, incapacity or gross misconduct or without good reason.  In the event that Mr. Talbot’s employment is terminated during his employment term due to his death or incapacity or for gross misconduct, or by Mr. Talbot without good reason (as such terms are defined in his employment agreement), Mr. Talbot will be entitled to receive his base salary and paid personal time off accrued through the date of termination and payment of any unreimbursed business expenses (the “accrued obligations”). Mr. Talbot’s equity-based awards will generally become fully vested, to the extent then outstanding and not otherwise vested, should his employment terminate due to his death or incapacity.

Termination of employment without gross misconduct or with good reason.  In the event that Mr. Talbot’s employment is terminated during his employment term without gross misconduct or by Mr. Talbot with good reason, Mr. Talbot will be entitled to the following benefits: (1) the accrued obligations; (2) continued payment of his base salary (at the rate in effect on the termination date) through the date that is twelve months following the termination date; (3) a pro-rata portion of his target bonus for the year of termination; and (4) continued company-paid COBRA benefits through the date that is twelve months following the termination date (or, if earlier, the date of his death, the date he becomes eligible for coverage under a future employer’s plan and the date we cease to offer group medical coverage to active executive employees or we are otherwise under no obligation to offer COBRA continuation coverage to Mr. Talbot). In addition, Mr. Talbot’s equity-based awards will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment. The severance benefits described above are contingent upon Mr. Talbot’s continued compliance with the restrictive covenants in his employment agreement and upon Mr. Talbot providing a general release of claims.

Restrictive covenants.  Pursuant to Mr. Talbot’s employment agreement, Mr. Talbot has agreed not to disclose any of our confidential information or to publicly disparage us at any time during or after his employment with us. In addition, Mr. Talbot has agreed that, for a period of one year following a termination of his employment with us, he will not engage in certain competitive activities with us and, for a period of three years following a termination of his employment with us, he will not solicit our employees or customers.

John Schaefer

Mr. Schaefer’s employment agreement, which was entered into on December 10, 2013 and is described under the heading “—Employment Agreements with Our Named Executive Officers,” provided for certain benefits to be paid to him in connection with a termination of his employment with us under the following circumstances:

Termination of employment for death, incapacity or gross misconduct or without good reason.  In the event that Mr. Schaefer’s employment was terminated during his employment term due to his death or incapacity or for gross misconduct, or by Mr. Schaefer without good reason (as such terms are defined in his employment agreement), Mr. Schaefer would have been entitled to receive his base salary and paid personal time off accrued through the date of termination and payment of any unreimbursed business expenses (the “accrued obligations”). Mr. Schaefer’s equity-based awards would generally become fully vested, to the extent then outstanding and not otherwise vested, should his employment terminate due to his death or incapacity.

Termination of employment without gross misconduct or with good reason. In the event that Mr. Schaefer’s employment was terminated during his employment term without gross misconduct or by Mr. Schaefer with good reason, Mr. Schaefer would have been entitled to the following benefits: (1) the accrued obligations; (2) continued payment of his base salary (at the rate in effect on the termination date) through the date that is 18 months following the termination date; (3) a pro-rata portion of his target bonus for the year of termination; (4) continued company-paid COBRA benefits through the date that is 18 months following the termination date (or, if earlier, the date of his death, the date he becomes eligible for coverage under a future employer’s plan and the date we cease to offer group medical coverage to active executive employees or we are otherwise under no obligation to offer COBRA continuation coverage to Mr. Schaefer); and (5) in the event that Mr. Schaefer is required to relocate his personal residence to be more proximate to our headquarters during his employment term and, during the 24-month period following his termination of employment, he chose to sell such personal residence that was then-located near our headquarters and to relocate to another area in the continental United States, he would have been entitled to payment of certain moving and other expenses incurred in connection with such sale and relocation. In addition, Mr. Schaefer’s equity-based awards would generally have become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment. The severance benefits described above would have been contingent upon Mr. Schaefer’s continued compliance with the restrictive covenants in his employment agreement and upon Mr. Schaefer providing a general release of claims.

Restrictive covenants.  Pursuant to Mr. Schaefer’s employment agreement, Mr. Schaefer agreed not to disclose any of our confidential information or to publicly disparage us at any time during or after his employment with us. In addition, Mr. Schaefer agreed that, for a period of one year following a termination of his employment with us, he will not engage in certain competitive activities with us and, for a period of three years following a termination of his employment with us, he will not solicit our employees or customers.

Compensation Committee Interlocks and Insider Participation

Mr. Graham, Mr. Schneider and Mr. Toolson each served on the Compensation Committee during all of fiscal 2017. None of these directors had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

DIRECTOR COMPENSATION

Overview of Director Compensation for Fiscal Year 2017

Compensation for our non-employee directors under our current compensation program for our non-employee directors, which was in effect throughout fiscal year 2017, consists of an annual retainer of $60,000, an additional annual retainer of $15,000 for serving as Lead Independent Director, an additional annual retainer of $20,000 for serving as Chair of the Audit Committee, an additional annual retainer of $15,000 for serving as Chair of the Compensation Committee, and an additional annual retainer of $10,000 for serving as the Chair of our Nominating and Governance Committee. Our non-employee directors are not provided any additional fees based on the number of meetings they attend.

On the date of each annual meeting of stockholders, each non-employee director who is serving on our Board will be granted an award of restricted stock units. The number of restricted stock units subject to the award will be determined by dividing $70,000 by the per-share closing price (in regular trading) of our Common Stock on the date of such annual meeting, rounded down to the nearest whole unit. These restricted stock unit awards will vest in 12 substantially equal installments, subject to the non-employee director’s continued service as a director through each vesting date, with the first installment vesting one month following the date of grant and an additional installment vesting on each monthly anniversary of the date of grant thereafter for the next 11 months; provided, however, that the outstanding and unvested portion of the restricted stock unit award will vest in full immediately prior to the first annual meeting of stockholders for the year following the year of grant of the award should such annual meeting occur before the first annual anniversary of the date of grant. Each such restricted stock unit award is made under and subject to the terms and conditions of the 2013 Plan (or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant) and is evidenced by, and subject to the terms and conditions of, a restricted stock unit award agreement in the form used by the Company to evidence restricted stock unit awards to our non-employee directors.

To the extent then vested, the restricted stock units will generally be paid in an equal number of shares of our Common Stock as soon as practicable following the earlier to occur of (1) the date the non-employee director ceases to be a member of the Board or (2) the first anniversary of the grant date of the award. The restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director for any reason.

In the case of a new non-employee director who is initially appointed or elected to the Board on a date other than the date of an annual meeting of stockholders (commencing following the Annual Meeting), the non-employee director will be eligible to receive a pro-rated cash retainer and an equity award on the date of such initial appointment or election.

We maintain stock ownership guidelines for our non-employee directors, under which our non-employee directors are required to own shares of our Common Stock equal to at least three times the then-current annual cash retainer paid to our non-employee directors (for example, based on the $60,000 annual retainer described above , our non-employee directors are expected to own shares of our Common Stock equal to $180,000). Shares of our Common Stock owned directly by the non-employee director and unvested restricted stock units issued to the non-employee directors are included for purposes of meeting the guidelines. Our non-employee directors are expected to satisfy these guidelines within five years of the later to occur of (1) the effective date of the guidelines and (2) the date the non-employee director initially joins the Board.

For these purposes, our non-employee directors are members of our Board (1) who are not employed by the Company or one of its subsidiaries and (2) who, unless and until otherwise provided by our Board, are not partners or employees of Seidler or one of its affiliates. A member of our Board who was employed by the Company or one of its subsidiaries, or was a partner or employee of Seidler, or one of its affiliates, received no compensation from us for their service as a member of our Board. We reimburse all of our directors for reasonable expenses incurred to attend Board meetings.

Director Compensation for Fiscal Year 2017

The following table presents information regarding the compensation paid to each of our non-employee directors for the fiscal year ended February 3, 2018. The compensation paid to Mr. Schaefer in his capacity as an employee of the Company is presented in the Executive Compensation disclosure starting on page 20.  Mr. Schaefer was not entitled to receive additional compensation for his service as a director. Mr. Eastland is a partner of Seidler and is not entitled to receive compensation for his service as directors in fiscal year 2017. Mr. Barker was appointed to the Board on March 13, 2018 in connection with Mr. Schaefer’s retirement from the Board on that date.  Mr. Barker is not entitled to receive additional compensation for his service as a director.

Name	Year	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)(1)	($)	($)	($)	($)	($)
Christopher Eastland	2017	—	—	—	—	—	—	—
Kent V. Graham	2017	75,000	69,999	—	—	—	—	144,999
Gregory P. Hickey	2017	80,000	69,999	—	—	—	—	149,999
Joseph P. Schneider	2017	70,000	69,999	—	—	—	—	139,999
Kay L. Toolson	2017	75,000	69,999	—	—	—	—	144,999

(1)  The amount reported in the “Stock Awards” column of the table above represents, for each non-employee director who received such an award, the fair value on the grant date of the restricted stock unit award granted to the non-employee director in connection with the 2017 Annual Meeting. This value has been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements and in accordance with FASB ASC Topic 718 and reflects the number of shares of our Common Stock subject to the restricted stock units awarded to the non-employee director (14,799 shares in the case of the grants made in connection with the 2017 Annual Meeting) multiplied by the closing price of a share of our Common Stock on the date of grant of the award.

The following table shows the number of shares of our Common Stock subject to the vested but not paid, and unvested, restricted stock unit awards held by each of our non-employee directors as of February 3, 2018.  We have not granted any equity awards other than restricted stock unit awards to any of our non-employee directors.

Name	Shares Subject to Units Vested But Not Paid	Shares Subject to Unvested Units
	(#)	(#)
Christopher Eastland	—	—
Kent V. Graham	9,864	4,935
Gregory P. Hickey	9,864	4,935
Joseph P. Schneider	9,864	4,935
Kay L. Toolson	9,864	4,935

Our Board reserves the right to modify the new compensation program for our non-employee directors and the compensation arrangements for Board members from time to time.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains the 2013 Plan and the ESPP.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding awards, the weighted‑average exercise price of outstanding options, and the number of shares remaining available for future award grants as of February 3, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	579,254(1)	—(2)	2,043,537(3)
Equity compensation plans not approved by security holders	—	—	—
Totals	579,254	—	2,043,537

__________________

 (1)These shares were subject to stock unit awards then outstanding under the 2013 Plan.

(2)The Company has only granted stock unit awards under the 2013 Plan, which awards do not have an exercise price.

(3) Reflects the 1,392,082 number of shares that remained available for new award grants under the 2013 Plan on February 3, 2018 and the 651,455 shares that remained available for issuance under the ESPP on February 3, 2018. The shares available for award grants under the 2013 Plan may be used for any type of award that may be granted under the 2013 Plan, as described above and subject to the share limits of the 2013 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 29, 2018 (except as noted below), the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer, and by all directors and executive officers as a group.

Except as otherwise noted below, the address for those individuals for which an address is not otherwise indicated is c/o Secretary, Sportsman’s Warehouse, 7035 South High Tech Drive, Midvale, Utah 84047.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has sole or shared “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of the Common Stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 42,617,757 shares of Common Stock issued and outstanding as of March 29, 2018.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock as to which the person has the right to acquire beneficial ownership within 60 days of March 29, 2018, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders
Seidler Kutsenda Management Company LLC (1)	4,969,138	11.66%
Franklin Resources, Inc. (2)	4,681,326	10.98%
Towle and Co. (3)	3,865,025	9.07%
T. Rowe Price (4)	3,360,261	7.88%
Boston Partners Global Investors, Inc. (5)	2,836,248	6.66%
BlackRock, Inc. (6)	2,562,661	6.01%
Arbiter Partners QP, LP (7)	2,300,534	5.40%
Directors and Named Executive Officers
Jon Barker (8)	85,028	*
Kevan P. Talbot (9)	426,054	*
John V. Schaefer (10)	246,067	*
Kay L. Toolson (11)	86,916	*
Kent V. Graham (12)	37,916	*
Gregory P. Hickey (13)	37,916	*
Joseph P. Schneider (14)	27,916	*
Christopher Eastland (15)	—	*
All Directors and Executive Officers as a group (7 persons) (16)	933,745	2.20%

__________________

*Less than 1.0% of total.

1)Based on a Schedule 13G/A filed with the SEC by Seidler Kutsenda Management Company, LLC (“SKMC”) on January 6, 2017. According to the Schedule 13G/A, as of December 31, 2016, SEP III is the holder of record of 4,969,138 shares of our common stock. Seidler Kutsenda Management Company (“SKMC”) is the investment manager of SEP III. SKMC, as the investment manager of SEP III, has ultimate voting and dispositive power over all of the shares owned by SEP III. SKMC may be deemed, pursuant to Rule 13d-3 under the Exchange Act to beneficially own common stock held by SEP III. SKMC disclaims beneficial ownership of the shares of common stock, except to the extent of its indirect pecuniary interests, if any, in those shares. The address of SEP III and SKMC is 4640 Admiralty Way, Suite 1200, Marina del Rey, CA 90292

(2)Based on a Schedule 13G/A filed with the SEC by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. on February 7, 2018. According to the Schedule 13G/A, as of December 31, 2017, sole voting power is held by Franklin Advisers, Inc. over 4,681,326 shares of common stock, and Fiduciary Trust Company International over 106,200 shares of Common Stock and sole dispositive power is held by Franklin Advisers, Inc. over 4,575,126 shares of Common Stock and Fiduciary Trust Company International over 106,200 shares of common stock. According to the Schedule 13G/A, Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding Common Stock of FRI and are the principal stockholders of FRI. Each of them disclaims beneficial ownership in the securities. The address of FRI, Charles B. Johnson, Rupert H. Johnson and Franklin Advisers, Inc. is One Franklin Parkway, San Mateo, California, 94403.

(3)Based on a Schedule 13G filed with the SEC by Towle & Co. on February 13, 2018. According to the Schedule 13G, as of December 31, 2017, sole voting power is held by Towle & Co. over 3,865,025 shares of Common Stock, and sole dispositive power is held over 3,865,025 shares of Common Stock. The address of Towle & Co. is 1610 Des Peres Road, Suite 250, St. Louis, Missouri 63131.

(4)Based on a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. on February 14, 2018. According to the Schedule 13G, as of December 31, 2017, sole voting power is held by T. Rowe Price Associates, Inc. over 975,287 shares of Common Stock, sole voting power is held by T. Rowe Price Small-Cap Value Fund, Inc. over 2,339,074 shares of Common Stock, and sole dispositive power is held by T. Rowe Price Associates, Inc. over 3,360,261 shares of Common Stock. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)Based on a Schedule 13G/A filed with the SEC by Boston Partners on February 12, 2018. According to the Schedule 13G/A, as of December 31, 2017, sole voting power is held by Boston Partners over 1,195,791 shares of Common Stock, and sole dispositive power is held over 2,836,248 shares of Common Stock. The address of Boston Partners is One Beacon Street - 30th Floor, Boston, Massachusetts, 02108.

(6)Based on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 1, 2018. According to the Schedule 13G, as of December 31, 2017, sole voting power is held by BlackRock, Inc. over 2,523,469 shares of Common Stock, and sole dispositive power is held over 2,562,661 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street New York, New York 10055.

(7)Based on a Schedule 13G/A filed with the SEC by Arbiter Partners, QP, LP, Arbiter Partners Capital Management LLC and Paul J. Isaac on February 13, 2018. According to the Schedule 13G/A, as of December 31, 2017, sole voting power is held by Arbiter Partners QP, LP over 2,300,534 shares of Common Stock, shared voting power is held by Arbiter Partners Capital Management LLC over 2,300,534 shares of Common Stock and by Paul J. Isaac over 2,587,974 shares of Common Stock, sole dispositive power is held by Arbiter Partners QP, LP over 2,300,534 shares of Common Stock, and shared dispositive power is held by Arbiter Partners Capital Management LLC over 2,300,534 shares of Common Stock and by Paul J. Isaac over 2,587,974 shares of Common Stock . The address of Arbiter Partners, QP LP, Arbiter Partners Capital Management LLC and Paul J. Isaac is 530 Fifth Avenue, 20th FL, New York, New York, 10036.

(8)Includes 50,505 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018. Also includes 22,523 shares of Common Stock held by Karen Seaman with whom the Reporting Person shares a household. Mr. Barker disclaims beneficial ownership of the shares of Common Stock, except to the extent of his indirect pecuniary interests, if any, in those shares. This report shall not be deemed an admission that Mr. Barker is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(9)Includes 374,507 shares of Common Stock held by the Kevan P. Talbot Revocable Trust and over which Mr. Talbot holds sole voting and dispositive power and 15,000 shares of Common Stock held by Pit Stop Properties, LLC (“Pit Stop Properties”). Mr. Talbot, through the Kevan P. Talbot Revocable Trust, and his wife, through her revocable trust, are the sole general members of Pit Stop Properties and Mr. Talbot, his wife and four additional individuals have investor member interests in Pit Stop Properties. Mr. Talbot disclaims beneficial ownership of the 15,000 shares of Common Stock held by Pit Stop Properties except to the extent of his pecuniary interest therein. Also includes 18,083 shares of restricted stock, which are scheduled to vest in equal installments on April 16, 2018 and April 16, 2019, and 16,666 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018.

(10)Mr. Schaefer served as the Company’s Chief Executive Officer and a director until March 13, 2018.  Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Schaefer with the SEC prior to March 13, 2018, adjusted to give effect to subsequent transactions through March 29, 2018 of which we are aware in connection with connection with employment-related equity awards.

(11)Includes 2,466 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018.

(12)Includes 2,466 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018.

(13)Includes 2,466 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018.

(14)Includes 2,466 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018.

(15)The address of Mr. Eastland is 4640 Admiralty Way, Suite 1200, Marina del Rey, CA 90292.

(16)Includes 86,077 shares of Common Stock issuable pursuant to restricted stock units vesting within 60 days after March 29, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, including any amendments thereto or written responses to annual directors’ and officers’ questionnaires that no other reports were required, during the fiscal year ended February 3, 2018, our officers, directors, and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Relating Related Party Transactions

Our Board has adopted a written Related Person Transaction Policy, providing that our Audit Committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 or such lower threshold as our Audit Committee may determine, and (iii) in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer or greater than 5% beneficial owner of our Common Stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our Audit Committee. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. No member of our Audit Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the Committee.

Registration Rights Agreement with Seidler

We have a registration rights agreement with affiliates of Seidler. Pursuant to this agreement, we will grant to Seidler registration rights for the Common Stock it beneficially owns. Under the registration rights agreement, Seidler may require us to use our reasonable best efforts to register for resale their registrable shares of our Common Stock under the Securities Act. These registration rights include the following provisions:

Form S-3 Registration Rights. At such time as we have qualified for the use of Form S-3, affiliates of Seidler and certain of their permitted transferees may require us to use our reasonable best efforts to register the resale of any of their registrable shares on Form S-3.

Piggyback Registration Rights. If at any time, we propose to file a registration statement under the Securities Act for our Common Stock (excluding any registration on Form S-4 or Form S-8), we will offer to include the registrable shares of Seidler and certain of their permitted transferees in the registration statement subject only to a determination by the managing underwriter that the success of the marketing (including pricing) would not be adversely affected by the inclusion of securities of the parties.

Expenses. We will be responsible for paying all registration expenses in connection with any registration pursuant to the registration rights agreement, excluding any underwriting fees, commissions, discounts and allowances, and fees of underwriter’s counsel (other than “blue sky”).

Indemnification. We will agree to indemnify each of the stockholders party to the registration rights agreement against certain liabilities under the Securities Act in connection with any registration of their registrable shares.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. Additionally, we may enter into indemnification agreements with any future directors or executive officers.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG has served as our independent registered public accounting firm since 2002. The Audit Committee has selected KPMG LLP, or KPMG, as the Company’s independent registered public accounting firm for fiscal year 2018, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of KPMG for ratification by stockholders as a matter of good corporate governance. If the stockholders should fail to ratify the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2018, the Audit Committee will consider the appointment of a different independent registered public accounting firm for fiscal year 2018. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The following table shows the aggregate fees billed to us for professional services by KPMG for fiscal years 2017 and 2016:

	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$404,000	$412,515
Audit-Related Fees (2)	—	—
Tax Fees (3)	97,832	103,863
All Other Fees (4)	—	—
Total Fees	$501,832	$516,378

(1) Audit fees represent fees billed or accrued for professional services rendered for the audit of our consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”. We did not incur any such fees in fiscal year 2017 or fiscal year 2016.

(3) Tax fees represent fees billed for professional services rendered for the preparation of our federal and state income tax returns and other tax consulting services.

(4) All other fees represent fees billed for services other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”  We did not incur any such fees in fiscal year 2017 or fiscal year 2016.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC. The Audit Committee also concluded that KPMG’s provision of audit and tax services to the Company and its affiliates is compatible with KPMG’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also may pre-approve detailed types of audit-related and permitted tax and other services, subject to certain dollar limits, to be performed during the next twelve months. All other non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis, subject to those exceptions that may be permitted by applicable law. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities shall be reported to the Audit Committee at each regularly scheduled meeting. In accordance with this policy, the audit committee pre-approved all services to be performed by the Company’s independent registered public accounting firm in fiscal years 2017 and 2016.

Vote Required for Ratification of the Appointment of our Independent Registered Public Accounting Firm

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will be considered as a vote “against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2019 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  If you would like to present a proposal for possible inclusion in our 2019 proxy statement pursuant to the SEC’s rules, please send the proposal to the attention of the Secretary, Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, Utah 84047. To be eligible for inclusion in our proxy statement, proposals must be received by December 10, 2018 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  If we change the date of the 2019 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2019 annual meeting of stockholders.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2019 annual meeting of stockholders or wish to present a proposal at the 2019 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials the Company distributes for such meeting, must deliver written notice of the nomination or proposal to the Company’s Secretary no earlier than January 23, 2019 and no later than February 22, 2019 (provided, however, that if the 2019 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 120th  day prior to the date of the 2019 annual meeting of stockholders and no later than the 90th  day prior to the date of the 2019 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Section 2.15 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2019 annual meeting of stockholders.  A stockholder’s written notice should be sent to the attention of the attention of the Secretary, Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, Utah 84047.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of the meeting. As to any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof, the proxyholders named in the proxies solicited by the Board will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board.

ANNUAL REPORT TO STOCKHOLDERS

Our 2017 Annual Report has been posted, and is available without charge, on our corporate website at investors.sportsmanswarehouse.com. For stockholders receiving a Notice of Internet Availability, such Notice of Internet Availability will contain instructions on how to request a printed copy of our 2017 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2017 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2017 Annual Report (including the financial statements but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our Common Stock. Requests can be made by writing to the attention of the Secretary, Sportsman’s Warehouse Holdings, Inc., 7035 South High Tech Drive, Midvale, Utah 84047.

DATED: Midvale, Utah, April 10, 2018.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. g INTERNET/MOBILE – www.proxypush.com/spwh Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 22, 2018. Scan code below for mobile voting. if PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 22, 2018. MAIL – Mark, sign and date your proxy card and [8) return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. The Board of Directors Recommends a Vote FOR ALL nominees in Proposal 1 and FOR Proposal 2. ■ ■ WITHHOLD ALL 1. Election of director: 01 Joseph Schneider 02 Christopher Eastland FOR ALL (Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018. ■ For ■ Against ■ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Address Change? Mark box, sign, and indicate changes below: ■ Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Sportsman’s Warehouse Holdings, Inc. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 23, 2018 8:00 am Mountain Time 7035 South High Tech Drive Midvale, UT 84047 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2018. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR ALL” nominees in Proposal 1 and “FOR” Proposal 2. By signing the proxy, you revoke all prior proxies and appoint John V. Schaefer and Kevan P. Talbot, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements. See reverse for voting instructions.